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                                                                EXHIBIT 10.d


                           STOCK REPURCHASE AGREEMENT

        This Agreement is made as of May 1, 1984 between Masco Corporation, a Delaware corporation ("Masco"), and Masco Industries, Inc., a Delaware corporation ("Industries").

        WHEREAS, Masco is transferring to Industries certain assets pursuant to the Masco Corporation Corporate Restructuring Plan (the "Plan") dated as of May 1, 1984 and proposes thereafter, pursuant to the Plan, to distribute as a dividend (the "Distribution") in excess of 40% of Industries' Common Stock, $1.00 par value (the "Common Stock"), to the stockholders of Masco;

        WHEREAS, as a result of the Distribution, Industries will become a publicly held corporation and Masco will initially own approximately 50% of the Common Stock;

        WHEREAS, employees of and consultants to Masco and Industries and their respective subsidiaries may on the date of the Distribution possess share awards of Common Stock under the Masco Corporation 1984 Restricted Stock (Industries) Incentive Plan (the "Masco Plan") which are forfeitable to Masco upon the occurrence of the events specified therein, Industries has established its own Restricted Stock Incentive Plan and may in the future establish additional plans (the "Industries Plans") under which shares of Common Stock of Industries could be awarded to employees of and consultants to Industries and its

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subsidiaries and affiliated companies subject to forfeiture to Industries, and
Industries may in the future desire to repurchase shares of its outstanding Common Stock; and
        WHEREAS, Masco desires to prevent any of the foregoing events, without the concurrence of Masco, from resulting in an increase in Masco's percentage ownership of the outstanding Common Stock as it exists immediately prior to occurrence of such event;
        NOW, THEREFORE, the parties hereby agree as follows:
        1. If at any time prior to May 1, 1994, (a) Industries or any of its subsidiaries shall repurchase any Common Stock or (b) any shares of Common Stock, which have been awarded to any employees of or consultants to Industries or its subsidiaries or affiliated companies pursuant to the Industries Plans, or which have been awarded to any employees of or consultants to Industries or its subsidiaries or affiliated companies or Masco or its subsidiaries or affiliated companies pursuant to the Masco Plan, shall be forfeited to Industries or Masco pursuant to the terms thereof, Industries shall offer to Masco the opportunity to sell to Industries on the terms and conditions hereinafter set forth, the number of shares of Common Stock (the "Offered Shares") necessary to prevent any increase in the percentage of outstanding shares of Common Stock owned by Masco immediately prior to such repurchase or forfeiture.

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        2. Promptly after any forfeiture pursuant to the Masco Plan should
Masco desire to sell shares of Common Stock to Industries, Masco shall notify Industries thereof, specifying the number of shares of Common Stock so forfeited. Promptly after any such repurchase by Industries or forfeiture pursuant to the Industries Plans, Industries shall notify Masco thereof in writing, specifying the number of shares of Common Stock so repurchased or forfeited and the number of shares of Common Stock required to be sold by Masco to Industries to prevent the increase in percentage ownership as provided in Paragraph 1. Industries shall thereafter offer Masco the opportunity for 30 days from the date of either of such notices to sell to Industries all (or such lesser number as is specified by Masco in its acceptance referred to in Paragraph 3) of the Offered Shares for a purchase price (the "Purchase Price") equal to (a) in the case of a repurchase of Common Stock by Industries, the highest repurchase price paid by Industries to a third party during the 30-day period ending on the date of such repurchase or (b) in the case of the forfeiture of shares of Common Stock pursuant to the Industries Plans or the Masco Plan, as the case may be, the fair market value of shares of the Common Stock at the close of trading on the date of such forfeiture.

        3. If Masco shall accept Industries' offer within the 30-day period specified in Paragraph 2 above by written notice to Industries, then on the date 5 days after the date

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of Masco's acceptance, Masco shall deliver to Industries duly executed certificates representing the Offered Shares as to which Industries' offer has been accepted against receipt from Industries of the amount of the Purchase Price for such Offered Shares.
        4. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
        5. This Agreement shall not be assigned by either party, except to a successor to substantially all of the business of a party, without the express written consent of the other party.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MASCO CORPORATION                              MASCO INDUSTRIES, INC.

By  /s/  [sig]                                 By  /s/  [sig]
   -----------------------                        ----------------------
   Executive Vice President                       President



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[MASCO INDUSTRIES INC. LETTERHEAD]

                                                September 20, 1985

Mr. Richard G. Mosteller
Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180

Re: Restricted Stock Incentive Plans

Dear Mr. Mosteller:

        This will confirm (i) our arrangements regarding reimbursement of costs relating to unvested incentive award shares of Masco Corporation ("Masco") common stock and Masco Industries, Inc. ("Industries") common stock upon transfers of employment and consulting relationships between Masco and Industries, (ii) our arrangements regarding reimbursement upon forfeitures of such shares, and (iii) our prior understandings on the implementation of the Stock Repurchase Agreement dated May 1, 1984 between Masco and Industries with respect to Industries' repurchases of its common stock from Masco following the forfeiture of shares of Industries common stock granted under either Masco's or Industries' restricted stock incentive plan (the "Industries Stock Incentive Plans") and following open market repurchases of such stock by Industries. These procedures have been established in order to attribute the cost of such incentive shares in respect of the employees of and consultants to Masco and Industries and to permit Masco, among other things, to achieve its expressed objective of maintaining its equity ownership in Industries at not more than 50% after any forfeiture of Industries incentive award shares. These procedures are not intended to alter the rights of the parties under the Corporate Restructuring Plan or the Stock Repurchase Agreement except as expressly provided herein, and may be terminated by Masco or Industries at any time without cause, effective ten days after notice of termination.

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Mr. Richard G. Mosteller
September 20, 1985
Page Two

        1. Transfers.

        If a person changes employment or a consulting relationship from Masco to Industries or from Industries to Masco, the new employer will reimburse the former employer for the cost on the books of the former employer which is associated with unvested shares of Masco common stock or Industries common stock awarded under a Masco or Industries incentive plan, to the extent such shares may continue to vest while the person is engaged by the new employer.

        2. Forfeitures By Industries Employees And Consultants.

        A. Shares of Industries common stock forfeited by an Industries employee or consultant which were granted pursuant to either of the Industries Stock Incentive Plans are deemed automatically acquired by Industries from the employee or consultant as of the date of the forfeiture notwithstanding any contrary provision in either of the Industries Stock Incentive Plans. Industries waives its right under Paragraph 4.02 of the Corporate Restructuring Plan to require Masco to pay Industries an amount equal to the unamortized cost of Industries shares forfeited by Industries employees which were granted under Masco's Industries Stock Incentive Plan and no amount is payable by Industries to Masco on account of Industries' acquisition of such forfeited shares.

        B. Shares of Masco common stock that were granted under the Masco Restricted Stock Incentive Plan are forfeited by Industries employees and consultants to Masco upon termination of employment or the consulting relationship. Masco will reimburse Industries for the cost on Industries' books which is associated with such forfeited Masco shares.

        3. Forfeitures By Masco Employees And Consultants.

        If Masco's equity ownership in Industries would exceed 50% at the end of any month, shares of Industries common stock forfeited by Masco employees and consultants during such month are deemed automatically acquired by Industries from those employees and consultants (notwithstanding any contrary provision in Masco's Industries Stock Incentive Plan) on the last day of such month to the extent necessary so that Masco's ownership will not exceed 50% as of such

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Mr. Richard G. Mosteller
September 20, 1985
Page Three

date. Industries will reimburse Masco for its loss arising from such forfeiture by paying to Masco an amount equal to the fair market value of such shares (as determined under Paragraph 4 hereof) on the last trading day of such month.

        4. Repurchase of Industries Shares On Account Of Forfeitures. If Masco's equity ownership in Industries would exceed 50% at the end of any month in which forfeited Industries shares are deemed automatically acquired by Industries, Industries is deemed to repurchase from Masco, on the last day of such month, additional shares of Industries common stock to the extent necessary so that Masco's ownership of Industries common stock does not exceed 50% as of the last day of such month. Pursuant to Paragraph 2(b) of the Stock Repurchase Agreement, the price for the Industries shares so repurchased from Masco is the fair market value of such shares at the close of trading on the last trading day of such month (which is determined by the last sale price for Industries shares as reported in the NASDAQ National Market System).

        5. Repurchase of Industries Shares On Account Of Open Market Purchases. If Masco's equity ownership in Industries would exceed 50% at the end of any month in which Industries makes open market purchases of its common stock in connection with awards of shares under its Industries Stock Incentive Plan or in connection with employee stock options, Industries is deemed to repurchase from Masco, on the last day of such month, shares of Industries common stock to the extent necessary so that Masco's ownership of Industries common stock does not exceed 50% as of the last day of such month. Notwithstanding Paragraph 2(a) of the Stock Repurchase Agreement, the price for the Industries shares so repurchased from Masco is the weighted average price paid by Industries for its open market share purchases during such month. If Masco's equity ownership of Industries would exceed 50% at the end of any month in which forfeited Industries shares are deemed automatically acquired by Industries and in which Industries makes open market purchases of the types contemplated under Paragraph 5 hereof, shares shall be deemed to be repurchased by Industries first pursuant to Paragraph 4. If, after such repurchases pursuant to Paragraph 4, Masco's equity ownership would still exceed 50%, shares shall then be deemed to be repurchased by Industries pursuant to this Paragraph 5.

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Mr. Richard G. Mosteller
September 20, 1985
Page Four

        6. Quarterly Settlement. Masco and Industries will effect a quarterly settlement of the amounts required hereunder to be (i) reimbursed upon the transfer of employment or a consulting relationship between Masco and Industries, (ii) reimbursed to Masco upon the forfeiture of Industries shares by Masco employees and consultants, (iii) reimbursed to Industries upon the forfeiture of Masco shares by Industries employees and consultants, and (iv) paid to Masco for any repurchase of Industries shares pursuant to Paragraphs 4 and 5 hereof.

        7. Additional Provisions.

        A. Appropriate instructions will be given to Industries' transfer agent to reflect Industries' ownership of forfeited Industries shares and repurchase of additional Industries shares.

        B. Masco and Industries will promptly notify each other of forfeitures of shares which are subject to these procedures.

        C. These procedures are deemed to be effective as of May 1, 1984, notwithstanding the fact that certain reports prepared prior to the date hereof are inconsistent herewith, and this letter supersedes any prior arrangements with respect to such procedures.

        Please confirm your agreement with the foregoing procedures.

                                        Sincerely,
                                        /s/ James J. Sigouin
                                        James J. Sigouin
                                        Vice President - Finance

Confirmed by Masco Corporation:

By /s/ Richard G. Mosteller
  -------------------------
  Richard G. Mosteller
  Senior Vice President
     - Finance

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                    AMENDMENT TO STOCK REPURCHASE AGREEMENT

        AMENDMENT dated as of December 20, 1990 between Masco Corporation, a Delaware corporation ("Masco"), and Masco Industries, Inc., a Delaware corporation ("Industries").

        WHEREAS, Masco and Industries are parties to a Stock Repurchase Agreement dated as of May 1, 1984 and a related letter agreement dated September 20, 1985; and

        WHEREAS, Masco and Industries desire to amend the Stock Repurchase Agreement in connection with the transactions contemplated by the Exchange Agreement dated as of December 18, 1990 between Masco and Industries;

        NOW, THEREFORE, the parties agree that Paragraph 1 of the Stock Repurchase Agreement dated as of May 1, 1984 is amended to read as follows:

        "1. If at any time prior to May 1, 1994, (a) Industries or any of its subsidiaries shall repurchase any Common Stock or (b) any shares of Common Stock, which have been awarded to any employees of or consultants to Industries or its subsidiaries or affiliated companies pursuant to the Industries Plans, or which have been awarded to any employees of or consultants to Industries or its subsidiaries or affiliated companies or Masco or its subsidiaries or affiliated companies pursuant to the Masco Plan, shall be forfeited to Industries or Masco pursuant to the terms thereof, and as a result of such repurchase or forfeiture the percentage of outstanding shares of Common Stock owned by Masco would increase to an amount in excess of 49%, Industries shall offer to Masco the opportunity to sell to Industries on the terms and conditions hereinafter set forth, the number of shares of Common Stock (the "Offered Shares") necessary to reduce the percentage of outstanding shares of Common Stock owned by Masco to 49%."

        Except as specifically amended hereby, the Stock Repurchase Agreement and related letter agreement referred to above remain in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

MASCO CORPORATION                       MASCO INDUSTRIES, INC.

By /s/  [sig]                             By  /s/  [sig]
   ----------------------                 -----------------------------------
   Vice President and Secretary           President and Chief Operating Officer